Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

November 27, 2019

Global Ship Lease, Inc.
c/o Global Ship Lease Services Ltd.
25 Wilton Road
London SW1V 1LW

Re:	Global Ship Lease, Inc.

Ladies and Gentlemen:

We have acted as counsel to Global Ship Lease, Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with (i) the Company’s at-the-market offering (the “Offering”) of its 8.00% Senior Unsecured Notes due 2024, having an aggregate principal amount of up to $68,000,000 (the “Notes”); (ii) the At Market Issuance Sales Agreement, dated November 27, 2019 (the “Sales Agreement”), between the Company and B. Riley FBR, Inc., as agent (the “Agent”), including any amendments or supplements thereto, pursuant to which the Company may offer the Notes through the Agent, from time to time; (iii) the preparation of the Company’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”), on Form F-3 (File No. 333-234343), declared effective by the Securities and Exchange Commission (the “Commission”) on November 7, 2019 (the “Registration Statement”); (iv) a prospectus included therein (the “Base Prospectus”); (v) a prospectus supplement thereto dated November 27, 2019 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”); and (vi) an indenture, dated as of November 19, 2019 (the “Base Indenture”),  as amended and supplemented by the First Supplemental Indenture dated as of November 19, 2019 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”).
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Sales Agreement; (b) the Registration Statement; (c) the Base Prospectus; (d) the Prospectus Supplement; (e) the Base Indenture; (f) the First Supplemental Indenture; (g) the form of the Notes attached to the First Supplemental Indenture; and (h) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.
In connection with our opinion expressed below, we have assumed that, at or prior to the time of the execution and delivery of the Notes, there will not have occurred any change in the law or the facts affecting the validity of the Notes.
Based on and subject to the foregoing and the other assumptions, exclusions and qualifications in this letter, we are of the opinion that when the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Base Indenture and the First Supplemental Indenture and delivered to and paid for by the purchasers thereof pursuant to the Sales Agreement and as contemplated by the Registration Statement and the Prospectus, the Notes will constitute binding obligations of the Company.
This opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.  This opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K to be filed with the Commission on the date hereof and incorporated by reference into the Registration Statement, and to each reference to us and the discussions of advice provided by us under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP